UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2017

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34529	27-1023344
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

10 Water Street
Enfield, Connecticut	06082
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 272-4235

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Purchaser Director Appointment

On March 16, 2017, Mr. Lenian Charles Zha was appointed to the Board of Directors (the “Board”) of STR Holdings, Inc. (the “Company”). Mr. Zha was selected as a member of the Board pursuant to the terms of the Stock Purchase Agreement, dated as of August 11, 2014 (the “Purchase Agreement”), by and between the Company and Zhen Fa New Energy (U.S.) Co., Ltd. (the “Purchaser”), a Nevada corporation and an affiliate of Zhenfa Energy Group Co., Ltd., a Chinese limited liability company. Pursuant to the Purchase Agreement, Mr. Zha was nominated by the Purchaser to fill a vacancy on the Board.

Mr. Zha, 54, has served in various positions with Cisco Systems, Inc. (“Cisco”), an information technology products and services provider, since 2000, most recently as a Program Manager, where he manages Cisco Services Compliance. Prior to that, Mr. Zha served as a Business Operations Manager, where he managed business intelligence programs and focused on long-term planning, sales opportunities, revenue/cost and risk analysis and product lifecycle management. Since September 2002, Mr. Zha has also served as the owner and Chief Executive Officer of BiLink, Inc., a provider of business consulting services. Mr. Zha received his Master of Science in Electrical Engineering from the Rose-Hulman Institute of Technology in 1992.

It is anticipated that Mr. Zha’s extensive engineering and project management experience will bring valuable perspectives to the Board.

Mr. Zha is an independent director (in accordance with the rules of the New York Stock Exchange). Mr. Zha does not have a family relationship with any other director or executive officer. There are no arrangements or understandings, other than the Purchase Agreement, pursuant to which Mr. Zha was selected as a director. There have been no transactions nor are there any proposed transactions between the Company and Mr. Zha, including transactions in which Mr. Zha has or would have a direct or indirect material interest, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Retention Agreement

On March 17, 2017, the Company entered into a Retention Bonus Agreement (the “Retention Bonus Agreement”) with Thomas D. Vitro, the Company’s Vice President, Chief Financial Officer and Chief Accounting Officer, in recognition of his continued service to the Company. Under the terms of the Retention Bonus Agreement, if Mr. Vitro remains continuously employed by the Company through the periods (each, a “Retention Period” and collectively, the “Retention Periods”) commencing on March 17, 2017 and ending on each of December 31, 2017, June 30, 2018 and December 31, 2018 (each, an “Outside Date” and collectively, the “Outside Dates), the Company will pay to Mr. Vitro an amount equal to $100,000, for the Retention Period ending on December 31, 2017, $50,000 for the Retention Period ending on June 30, 2018, and $50,000 for the Retention Period ending on December 31, 2018 (each, a “Retention Bonus” and collectively, the “Retention Bonuses”).

Mr. Vitro will earn the Retention Bonus for a Retention Period only if he is actively employed by the Company throughout such Retention Period, including on the Outside Date for such Retention Period; provided, however, that if Mr. Vitro’s employment with the Company is terminated by the Company without Cause (as such term is defined in the Retention Bonus Agreement), or by Mr. Vitro for Good Reason (as such term is defined in the Retention Bonus Agreement), then Mr. Vitro will be entitled to receive the applicable Retention Bonus for the applicable Retention Period. If Mr. Vitro’s employment is terminated by the Company with Cause or by Mr. Vitro without Good Reason, Mr. Vitro will not receive a Retention Bonus for the Retention Period during which his employment was terminated, or for any subsequent Retention Period. The Retention Bonus will be paid in one lump sum cash payment within five (5) business days following the completion of the applicable Retention Period.

The foregoing summary of the Retention Bonus Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Retention Bonus Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Retention Agreement, effective March 17, 2017, by and between STR Holdings, Inc. and Thomas D. Vitro

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STR Holdings, Inc.

Date: March 22, 2017	By:	/s/ ROBERT S. YORGENSEN
Robert S. Yorgensen
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Retention Agreement, effective March 17, 2017, by and between STR Holdings, Inc. and Thomas D. Vitro